UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

Blackstone Secured Lending Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01299	82-7020632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 31st Floor
New York, New York 10154
(Address of principal executive offices)

(212) 503-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, $0.001 par value per share	BXSL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

On June 20, 2023, Blackstone Secured Lending Fund (NYSE: BXSL) (“BXSL”) announced the increase of its regular quarterly distribution from $0.70 per share to $0.77 per share, a 10% increase when compared to its distribution of $0.70 per share for the second quarter of 2023. BXSL’s Board of Trustees (the “Board”) approved the increase in distribution, which will become effective in the third quarter of 2023 and apply to shareholders of record as of September 30, 2023, payable on October 26, 2023. The newly announced $0.77 per share distribution represents an 11.8% annualized yield based on March 31, 2023 net asset value per share of $26.10 (assuming the increased per share distribution was in effect over the course of the year).

The regular quarterly distribution increase is a result of BXSL’s continued strong earnings, low fee structure and the quality of its investment portfolio. BXSL believes material growth in its investment income and ability to maintain earnings in excess of distributions created an opportunity for it to raise its regular quarterly distributions.

A copy of BXSL’s press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated June 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2023	BLACKSTONE SECURED LENDING FUND

	By:	/s/ Katherine Rubenstein
	Name:	Katherine Rubenstein
	Title:	Chief Operating Officer